Exhibit 99.1

News Release

For Immediate Release

NATHAN’S FAMOUS ANNOUNCES INCREASE IN PRICE RANGE AND
EXTENSION OF EXPIRATION DATE IN DUTCH AUCTION TENDER OFFER

JERICHO, N.Y. – November 13, 2015 – Nathan’s Famous, Inc. (the “Company”) (NASDAQ: NATH) today announced that it has amended its previously announced modified Dutch Auction tender offer to increase the price range at which it will purchase for cash up to 500,000 shares of its common stock, $0.01 par value, to a price per share of not less than $41.00 nor greater than $44.00.  Previously, the price range of the tender offer was from $33.00 to $36.00 per share.  The Company also extended the expiration date of the tender offer to 5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015, which will be the final extension of the tender offer.  The tender offer was previously scheduled to expire at 5:00 p.m., Eastern Time, on November 16, 2015 and originally scheduled to expire at 12:00 Midnight, Eastern Time, on October 16, 2015.  The closing price of the Company’s common stock on the NASDAQ Global Select Market (“NASDAQ”) was $41.28 on November 12, 2015.  On September 11, 2015, the last full trading day before the announcement of the tender offer, the reported closing price of the shares on NASDAQ was $33.43 per share.

As previously announced, the tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to the satisfaction of certain conditions as outlined in the original Offer to Purchase dated September 18, 2015, which was previously filed with the Securities and Exchange Commission (“SEC”) and mailed to stockholders on such date. A Supplement to the Offer to Purchase and an amended letter of transmittal and related materials containing a complete description of the amended terms and conditions of the tender offer and revised instructions for tendering shares of common stock will be filed with the SEC and mailed to stockholders in the upcoming days.

Stockholders that have already tendered shares at a specified price and do not wish to withdraw the tender of those shares, increase the number of shares tendered or change the indication of a specific price at which shares are being tendered, do not need to take any further action to receive the amended price as finally determined.  Stockholders that wish to withdraw the tender of all or any portion of their shares or make any changes to the terms of their tender, must deliver a new and later-dated letter of transmittal to the Depositary.

Stockholders are urged to read the tender offer documents, as amended, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.  The tender offer documents are available for free at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders will be able to obtain a copy of these documents from MacKenzie Partners, Inc., who is acting as the Information Agent for the tender offer, as noted below, free of charge.

Neither the Company nor its Board of Directors makes any recommendation as to whether any stockholder should participate in the amended tender offer or as to the price or prices at which stockholders may choose to tender their shares in the amended tender offer.

Please contact MacKenzie Partners, Inc. with any questions regarding the tender offer.  MacKenzie Partners, Inc.’s telephone number is (800) 322-2885 and email is tenderoffer@mackenziepartners.com.    A copy of the tender offer documents may be obtained from MacKenzie Partners, Inc.

About Nathan’s Famous, Inc.

Nathan’s currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and  nine foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 500 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the risks and factors identified from time to time in Nathan’s filings with the SEC.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.  Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact Information
Investors: Ronald G. DeVos, Vice President - Finance and CFO
(516) 338-8500 ext. 229